Exhibit 3.1

THE HILLSHIRE BRANDS COMPANY

ARTICLES SUPPLEMENTARY

The Hillshire Brands Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: Under a power contained in Article SIXTH of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all 6,000,000 authorized but unissued shares of the Corporation’s Series A Junior Participating Preferred Stock, without par value, as shares of Preferred Stock, without par value (the “Preferred Stock”), of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND: Pursuant to the terms of the Series A ESOP Convertible Preferred Shares, without par value (the “ESOP Stock”), of the Corporation, any shares of the ESOP Stock reacquired by the Corporation were restored to the status of authorized but unissued shares of Preferred Stock. The Corporation previously reacquired 4,827,586 shares of the ESOP Stock. Under a power contained in Article SIXTH of the Charter, the Board of Directors, by duly adopted resolutions, also reclassified and designated all authorized but unissued shares of any previously classified and designated series of Preferred Stock of the Corporation, including but not limited to the ESOP Stock, as shares of Preferred Stock, without designation as to series.

THIRD: The foregoing shares of Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to such reclassification and designation of Preferred Stock as set forth herein, the Corporation has authority to issue 13,500,000 shares of Preferred Stock.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Executive Vice President and attested by its Assistant Secretary this 29th day of January, 2013.

ATTEST:		THE HILLSHIRE BRANDS COMPANY

By:	/s/ Alison M. Rhoten	By:	/s/ Kent B. Magill
Name:	Alison M. Rhoten	Name:	Kent B. Magill
Title:	Assistant Secretary	Title:	Executive Vice President, General
Counsel and Corporate Secretary